                                                                     EXHIBIT 2.3


                    TAX ALLOCATION  AND INDEMNITY AGREEMENT

     This Tax Allocation and Indemnity Agreement is entered into this ____ day of September, 1997, by and between BEI Electronics, Inc., a Delaware corporation ("ELECTRONICS"), and __________________, a Delaware corporation
("TECHNOLOGIES").

                                    RECITALS

     1. ELECTRONICS is the common parent of the ELECTRONICS Affiliated Group, and ELECTRONICS and various of its direct and indirect subsidiaries are members of the ELECTRONICS Unitary Group (as those terms are defined below);

     2. On ____________, 1997, ELECTRONICS contributed the stock of BEI Sensors and Systems Company to TECHNOLOGIES in exchange for all of TECHNOLOGIES capital stock and TECHNOLOGIES thereby became a member of the ELECTRONICS Affiliated Group and ELECTRONICS Unitary Group;

     3. ELECTRONICS intends to distribute its TECHNOLOGIES stock to its shareholders in a transaction under Section 355 of the Code, at which time TECHNOLOGIES would no longer be a member of the ELECTRONICS Affiliated Group and the ELECTRONICS Unitary Group; and

     4. ELECTRONICS, on behalf of itself and the members of the ELECTRONICS Subgroup, and TECHNOLOGIES, on behalf of itself and the members of the TECHNOLOGIES Subgroup (as those terms are defined below), intend in this Agreement to provide for the allocation among themselves of Tax liabilities arising from tax returns filed after, and Final Determinations made after, September 27, 1997, for the period that TECHNOLOGIES and the other members of the TECHNOLOGIES Subgroup are members of the ELECTRONICS Affiliated Group and the ELECTRONICS Unitary Group; reimbursement for payment of Tax liabilities and use of Tax benefits arising during that period for tax returns filed after September 27, 1997; indemnification and procedures for audits and contests with respect to subsequent adjustments of such Tax liabilities for Final Determinations made after September 27, 1997; and cooperation in filing of returns and other matters relating to Taxes;

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For the purpose of this Agreement the following terms shall have the following meanings:

     1.1 "Affiliated Period" means the period during which TECHNOLOGIES or any other member of the TECHNOLOGIES Subgroup is a member of the ELECTRONICS Affiliated Group and/or the ELECTRONICS Unitary Group.

     1.2 "Agreement" means this Tax Allocation and Indemnity Agreement, as amended from time to time.

     1.3 "Code" means the Internal Revenue Code of 1986, as amended, or any similar or successor statute.

     1.4 "Combined Return" means any state, local or, if applicable, foreign income, franchise or similar tax return which has been or will be filed by any ELECTRONICS Subgroup member or TECHNOLOGIES Subgroup member on a basis which reports Taxes for two or more members of such subgroup using combined consolidated or unitary business tax reporting principles.

     1.5 "Consolidated Return" means a consolidated U.S. federal income tax return filed by or on behalf of an affiliated group of corporations within the meaning of Section 1504 of the Code.

     1.6 "Distribution" means a distribution by ELECTRONICS of its capital stock of TECHNOLOGIES to the shareholders of ELECTRONICS.

     1.7 "Final Determination" means, with respect to any liability for Taxes for any period, (a) a final, unappealable decision by a court of competent jurisdiction, (b) the expiration of applicable statutes of limitations on assessment of Taxes or filing of claims for refund, (c) the execution of a closing agreement under Section 7121 of the Code or the acceptance by the IRS of an offer in compromise pursuant to Section 7122 of the Code (or similar agreements with tax authorities entered into under applicable state, local or foreign tax law), (d) a binding agreement without reservation on IRS Form 870-AD or a comparable agreement form under the laws of any other taxing jurisdiction or (e) any other final, irrevocable and unappealable determination of Taxes for such period.

     1.8 "IRS" means the United States Internal Revenue Service or any successor thereto.

     1.9 "ELECTRONICS Affiliated Group" means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which ELECTRONICS is the common parent.

     1.10 "ELECTRONICS Subgroup" means ELECTRONICS and all other corporations included in the ELECTRONICS Affiliated Group and/or the ELECTRONICS Unitary Group other than TECHNOLOGIES and other corporations included in the TECHNOLOGIES Subgroup.

     1.11 "ELECTRONICS Unitary Group" means any group of corporations including ELECTRONICS filing or required to file any Combined Return.

     1.12 "Tax" or "Taxes" means any or all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other governmental charges or obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

     1.13 "TECHNOLOGIES Subgroup" means TECHNOLOGIES and all of its direct and indirect subsidiaries, whether currently or hereafter existing, which would be included in an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) and/or combined, consolidated or unitary state or other tax filing groups of corporations of which TECHNOLOGIES would be the ultimate parent corporation if TECHNOLOGIES were not a member of the ELECTRONICS Affiliated Group or ELECTRONICS Unitary Group, respectively.

                                   ARTICLE II
                               FILING OF RETURNS

     2.1  Consolidated Returns and Combined Returns.
          ------------------------------------------


          (a) ELECTRONICS shall have exclusive authority and responsibility to prepare and file Consolidated Returns and Combined Returns on behalf of the ELECTRONICS Affiliated Group and ELECTRONICS Unitary Group, respectively (as well as any other documents, statements or elections required to be filed or included with such Consolidated Returns or Combined Returns), for all taxable years (or portions thereof) included in the Affiliated Period. ELECTRONICS shall have sole authority and discretion to determine (i) the manner in which such Consolidated Returns and Combined Returns (and related documents) shall be prepared and filed, including without limitation the manner in which any item of income, gain, loss, deduction or credit included in such returns shall be reported and the corporations appropriately included in the ELECTRONICS Unitary Group filing a Combined Return, (ii) whether any extensions of time to file a Consolidated Return or Combined Return shall be requested, and (iii) the elections that will be made in such returns on behalf of the ELECTRONICS Affiliated Group, the ELECTRONICS Unitary Group or any members thereof (including members of the TECHNOLOGIES Subgroup).

          (b) TECHNOLOGIES and each member of the TECHNOLOGIES Subgroup hereby irrevocably appoint ELECTRONICS as their agent and attorney-in-fact to take such actions (including the execution of documents on behalf of TECHNOLOGIES or any other member of the TECHNOLOGIES Subgroup) as may be appropriate to effectuate the filing of such Consolidated Returns and Combined Returns. TECHNOLOGIES and each TECHNOLOGIES Subgroup member agree to file such consents, elections and other documents, provide information as requested by ELECTRONICS and otherwise cooperate with ELECTRONICS as necessary to carry out the purpose of this section. The TECHNOLOGIES Subgroup shall be allocated and TECHNOLOGIES shall pay to ELECTRONICS an appropriate share of ELECTRONICS' costs (as reasonably determined by ELECTRONICS) of preparing and filing returns under this Section 2.1.

          (c) ELECTRONICS shall be liable, and shall indemnify TECHNOLOGIES and each other member of the TECHNOLOGIES Subgroup, for any penalties or other damages attributable to the failure of ELECTRONICS to make timely filings of Consolidated Returns or Combined Returns for the Affiliated Period or full and timely payment of all amounts shown to be due thereon, provided that TECHNOLOGIES and the TECHNOLOGIES Subgroup members have complied with their obligations to make Tax payments to, provide information to, and otherwise cooperate on a timely basis with ELECTRONICS as provided under the provisions of this Agreement. In the event ELECTRONICS pays penalties or other damages as a result of TECHNOLOGIES' failure to provide information to, or otherwise cooperate on a timely basis with ELECTRONICS as provided under the provisions of this Agreement, TECHNOLOGIES shall indemnify ELECTRONICS and each other member of the ELECTRONICS Subgroup for such penalties or other damages.

     2.2  Other Returns.
          -------------

          (a) Except as otherwise provided herein or as the parties hereto may otherwise agree, TECHNOLOGIES shall have exclusive authority and responsibility to prepare and file all tax returns by or on behalf of it and any member of the TECHNOLOGIES Subgroup, other than Consolidated Returns and Combined Returns subject to the provisions of Section 2.1. ELECTRONICS shall provide (and shall cause each ELECTRONICS Subgroup member and their representatives to provide) reasonable access to books, records, returns and other information to the extent necessary to permit TECHNOLOGIES timely to prepare and file such tax returns and shall otherwise cooperate as reasonably requested by TECHNOLOGIES in connection with the preparation and filing of such returns.

          (b) TECHNOLOGIES shall be liable, and shall indemnify ELECTRONICS and each other member of the ELECTRONICS Subgroup, for any penalties or other damages attributable to the failure of TECHNOLOGIES to make timely filings of tax returns for which it is responsible under this Section 2.2(b) or full and timely payment of amounts shown to be due thereon, provided that ELECTRONICS and the ELECTRONICS Subgroup members have complied with their obligations to provide information and otherwise cooperate as provided hereunder.

                                  ARTICLE III
                      ALLOCATION OF LIABILITIES FOR TAXES

     3.1  Federal Income Taxes.
          --------------------

          (a) For each taxable year (or portion thereof) in which TECHNOLOGIES and any other members of the TECHNOLOGIES Subgroup are included in the ELECTRONICS Affiliated Group, the TECHNOLOGIES Subgroup shall be allocated and TECHNOLOGIES shall pay to ELECTRONICS the TECHNOLOGIES Subgroup's federal income Tax liability, if any (including any alternative minimum tax or environment tax, as determined under this Section 3.1). Such federal Tax liability shall equal the hypothetical separate return tax liability of such subgroup for such taxable year, as determined in accordance with the provisions of Treasury Regulations
Section 1.1552-1(a)(2)(ii) (treating references to a "member" therein as references to the TECHNOLOGIES Subgroup, and including the adjustments under clauses (a) - (h) thereof) as if the TECHNOLOGIES Subgroup had filed a separate consolidated federal income tax return for such taxable year. If the TECHNOLOGIES Subgroup's federal Tax liability as so determined is zero, then ELECTRONICS shall pay to TECHNOLOGIES the excess, if any, of the ELECTRONICS Subgroup's federal income Tax liability, determined as if the ELECTRONICS Subgroup had filed a separate consolidated federal income tax return for such taxable year under the same principles as set forth in the preceding sentence, over the actual federal income Tax liability of the ELECTRONICS Affiliated Group.

          (b) For purposes of determining allocation of Tax liabilities and payment obligations under this Section 3.1, (i) any Taxes attributable to the transfer by ELECTRONICS to TECHNOLOGIES of the stock of BEI Sensors and Systems Company in connection with the formation and initial capitalization of TECHNOLOGIES shall be allocated to the ELECTRONICS Subgroup, (ii) any Taxes attributable to the Distribution being treated as a taxable event to ELECTRONICS shall be allocated to the party breaching the "Agreement Regarding Certain Representations and Covenants", provided if neither party has breached such agreement, or both parties have breached such agreement, then the Taxes shall be allocated based on a ratio equal to the market capitalization of the ELECTRONICS Subgroup to the TECHNOLOGIES Subgroup on the date of the distribution, (iii) any Taxes attributable to the restoration of an excess loss account or intercompany gain in connection with the Distribution or other event causing termination of membership by TECHNOLOGIES and other members of the TECHNOLOGIES Subgroup in the ELECTRONICS Affiliated Group shall be allocated to whichever subgroup includes the corporation required to restore such item under applicable Treasury Regulations pursuant to Section 1502 of the Code, (iv) the benefit of the graduated Tax rates provided under Section 11 of the Code and any alternative minimum tax exemption amount under Section 55 of the Code shall be allocated to the TECHNOLOGIES Subgroup in proportion to the ratio of the TECHNOLOGIES Subgroup's federal Tax liability to the total federal Tax liability of the ELECTRONICS Affiliated Group (computed without regard to such benefit), and (v) ELECTRONICS shall otherwise have discretion to allocate items between the TECHNOLOGIES Subgroup and the ELECTRONICS Subgroup not otherwise specifically addressed hereunder in any reasonable manner that it deems appropriate in light of the provisions and purposes of this Agreement.

          (c) The TECHNOLOGIES Subgroup's federal Tax liability for the taxable year during or with which the Affiliated Period ends shall be determined in accordance with the provisions of Treasury Regulations Section 1.1502-76(b) by closing the books of TECHNOLOGIES and the TECHNOLOGIES Subgroup members as of the end of the last day of the Affiliated Period and taking into account only items accruing during the portion of the taxable year ending on such date in computing such liability. Items shall not be pro-rated in accordance with clauses (ii) or (iii) of Section 1.1502-76(b)(2) of the treasury regulations except to the extent ELECTRONICS in its discretion determines that it is impracticable to allocate particular items in accordance with the preceding sentence.

          (d) The parties acknowledge that the allocation of federal Tax liability provided for by this Section 3.1 is for purposes of determining the parties' actual payment obligations to each other with respect to Taxes of the ELECTRONICS Affiliated Group for the Affiliated Period and not for purposes of computing earnings and profits pursuant to Section 1552 of the Code, and recognize that such allocation may differ from the allocation provided by
Section 1552 for earnings and profits purposes.

     3.2  State Income and Franchise Taxes.
          --------------------------------

          (a) For each taxable year (or portion thereof) for which TECHNOLOGIES and/or any other members of the TECHNOLOGIES Subgroup are included in any combined Return filed by the ELECTRONICS Unitary Group, the TECHNOLOGIES Subgroup shall be allocated and TECHNOLOGIES shall pay to ELECTRONICS the state income Tax liability of TECHNOLOGIES and/or such other TECHNOLOGIES Subgroup members that are so included, as determined under this Section 3.2. Such state income Tax liability shall equal the hypothetical state income tax liability of the TECHNOLOGIES Subgroup members so included, computed as if they filed a Combined Return (or if only one such member is so included, a separate state income or franchise tax return) including only such included member(s). To the extent that the same or analogous federal consolidated reporting principles as are referred to in Section 3.1 apply for purposes of filing such Combined Returns, then such principles as are referred to in Section 3.1 apply for purposes of determining the TECHNOLOGIES Subgroup's state Tax liability in respect of any Combined Return of the ELECTRONICS Unitary Group. If the state income Tax liability of the TECHNOLOGIES Subgroup as so determined is zero, then ELECTRONICS shall pay to TECHNOLOGIES the excess, if any, of the ELECTRONICS Subgroup's state income Tax liability, determined as if the ELECTRONICS Subgroup had filed a separate Combined Return not including any TECHNOLOGIES Subgroup members, over the actual state income Tax liability of the ELECTRONICS Unitary Group. ELECTRONICS shall have the discretion to make determinations of each subgroup's liability for Taxes under this Section 3.2(a) in any manner that is reasonable in light of the applicable state and local Tax reporting principles and the purposes of this Agreement.

          (b) TECHNOLOGIES shall be responsible for payment of any state Taxes due from it or any members of the TECHNOLOGIES Subgroup, and ELECTRONICS shall be responsible for payment of any state Taxes due from ELECTRONICS or any members of the ELECTRONICS Subgroup, in connection with state income or franchise tax returns that are not Combined Returns.

     3.3  Other Taxes.  Any taxes other than Taxes allocated under Sections 3.1
          -----------
and 3.2 shall be the responsibility of the party incurring such Tax under applicable law. Notwithstanding the foregoing, in the event that the applicable law of any foreign taxing jurisdiction provides for filing of Combined Returns including one or more members of each of the TECHNOLOGIES Subgroup and the ELECTRONICS Subgroup, then principles similar to those set forth above in
Section 3.2(a) shall be applied for purposes of determining an appropriate allocation of Taxes required to be reported with such Combined Returns.

                                   ARTICLE IV
                          PAYMENT AND INDEMNIFICATION

     4.1  Estimated Tax Payments.  ELECTRONICS shall have the right to assess
          ----------------------
TECHNOLOGIES for the TECHNOLOGIES Subgroup's share of any estimated Tax payment liability incurred by the ELECTRONICS Affiliated Group or the ELECTRONICS Unitary Group for any taxable year (or portion thereof) included in the Affiliated Period, as determined by ELECTRONICS in its reasonable discretion applying the principles of Sections 3.1 and 3.2. For this purpose, TECHNOLOGIES' share of each such estimated Tax payment liability shall not exceed the ELECTRONICS Affiliated Group's or ELECTRONICS Unitary Group's actual estimated Tax payment liability for the relevant period and ELECTRONICS shall have no obligation to make any payment to TECHNOLOGIES. ELECTRONICS shall provide TECHNOLOGIES with notice of its estimated Tax payment obligation hereunder at least five days prior to the due date thereof as specified in such notice, together with a summary of the basis for the calculation of such obligation, and TECHNOLOGIES shall pay the amount owed no later than such due date. Any payments made by TECHNOLOGIES under this Section 4.1 shall be credited against the final Tax payment obligations due for the entire taxable year (or portion thereof) under Section 4.2.

     4.2  Final Tax Payments.  As soon as practicable after the end of each
          ------------------
taxable year (or portion thereof) included in the Affiliated Period, but in no event later than 30 days prior to the due date (including extensions) for filing the applicable Consolidated Return or Combined Return therefor, ELECTRONICS shall prepare and submit to TECHNOLOGIES a statement setting forth the final amount determined by ELECTRONICS to be due from TECHNOLOGIES or ELECTRONICS, as the case may be, in accordance with the provisions of Sections 3.1 and 3.2, taking into account any amounts credited to TECHNOLOGIES under Section 4.1.
Such statement shall include sufficient supporting information to show the basis for the amount determined. Unless TECHNOLOGIES objects to the amount determined, such amount shall be paid no later than five days thereafter. In the event of a dispute, such dispute shall be resolved by the independent accounting firm then employed by ELECTRONICS.

     4.3  Indemnification.  Provided that TECHNOLOGIES has made the payments to
          ---------------
ELECTRONICS required under this Agreement, ELECTRONICS shall be responsible for, shall protect, indemnify and hold harmless TECHNOLOGIES and each TECHNOLOGIES Subgroup member from, and shall be entitled to any refunds of (i) any Taxes imposed on the ELECTRONICS Affiliated Group or the ELECTRONICS Unitary Group (or any member thereof), including without limitation any obligation to contribute to the payment of any such Taxes (other than as provided in this Agreement) and any liability arising from the several liability for Taxes of an affiliated group under Treasury Regulations Section 1.1502-6 or any analogous provisions of other applicable law, and (ii) any other Taxes imposed on any member of the ELECTRONICS Subgroup. Except as provided in the preceding sentence, TECHNOLOGIES shall be responsible for, shall protect, indemnify and hold harmless ELECTRONICS and each ELECTRONICS Subgroup member from, and shall be entitled to any refunds of, Taxes imposed on the TECHNOLOGIES Subgroup or any member thereof.

                                   ARTICLE V
                             SUBSEQUENT ADJUSTMENTS

     5.1  Subsequent Adjustments.  In the event that a Final Determination
          ----------------------
adjusts any items of income, gain, loss, deduction or credit of the ELECTRONICS Affiliated Group, the ELECTRONICS Unitary Group or any member thereof for any taxable year (or portion thereof) included in the Affiliated Period, then the payment obligations under Article III of this Agreement shall be redetermined in the following manner: (a) any adjustments related to tax returns filed on or before September 27, 1997 shall be the responsibility of, or enjoyed by, TECHNOLOGIES, except to the extent ELECTRONICS' aggregate cumulative liability under such adjustments exceeds $200,000. In the event ELECTRONICS aggregate cumulative liability exceeds $200,000, then the payment obligations under
Article III of this Agreement shall be redetermined to reflect such adjustments and ELECTRONICS shall pay TECHNOLOGIES or TECHNOLOGIES shall pay ELECTRONICS, as the case may be, the difference between the amounts owed under such section as so adjusted and the amounts owed as originally determined, together with an appropriate share of any interest actually due or received in respect of such adjustment; (b) any adjustments, however, that are a liability attributable to the carryback of an ELECTRONICS loss or credit shall be allocable to ELECTRONICS to the extent thereof. Any payment required pursuant to this Article V shall be made promptly after the occurrence of such Final Determination.

                                   ARTICLE VI
                                 CONTROVERSIES

     6.1  Taxes of ELECTRONICS Affiliated Group or Unitary Group.  ELECTRONICS
          ------------------------------------------------------
shall have exclusive authority to represent TECHNOLOGIES and each TECHNOLOGIES Subgroup member in any audit, examination or other controversy before the IRS or any other governmental authority or court regarding the Taxes of the ELECTRONICS Affiliated Group or ELECTRONICS Unitary Group for all taxable years or portions thereof included in the Affiliated Period. Such authority shall include, but not be limited to, (a) the exclusive control of any response to any examination by the IRS or any other taxing authority, and (b) the exclusive control of any contest of any issue through a Final Determination, including, but not limited to whether and in what forum to conduct such contest, the choice of counsel, and whether and on what basis to settle. ELECTRONICS shall timely notify TECHNOLOGIES of any controversy relating to Tax items of TECHNOLOGIES or any other member of the TECHNOLOGIES Subgroup and promptly provide TECHNOLOGIES with copies of all correspondence relating to such controversy. Subject to ELECTRONICS' exclusive authority over Tax controversies as provided for herein, TECHNOLOGIES shall have the right to consult with ELECTRONICS and participate in the conduct of such controversies to the extent the controversy relates to items of the TECHNOLOGIES Subgroup.

     6.2  Other Taxes.  Except as the parties may otherwise agree, each of
          -----------
ELECTRONICS and TECHNOLOGIES shall have exclusive authority to represent itself and its respective subgroup members in any controversies relating to Taxes of its respective subgroup (or any members thereof), other than Taxes referred to in Section 6.1.

     6.3  Cooperation.  ELECTRONICS and TECHNOLOGIES shall cooperate with each
          -----------
other, and shall cause their respective subgroup members and representatives also to cooperate, in the conduct of any controversy relating to Taxes. Such cooperation shall include, without limitation, (a) execution of powers of attorney or other documents necessary to enable the party having authority to control a contest to take all actions desired by such party with respect thereto, including making elections, filing claims for refund, and receiving funds, and (b) making available to the other party, during normal business hours and on reasonable terms, all books, records (including, but not limited to, workpapers and schedules), information and employees reasonably requested in connection with such controversy. In the event of any dispute between the parties, the parties will adhere to Article 4 "Dispute Resolution" of the "Distribution" agreement.

     6.4  Records.  ELECTRONICS and TECHNOLOGIES agree that all records,
          -------
including but not limited to, tax returns, supporting schedules, workpapers, correspondence and other documents within their possession or the possession of the members of their respective subgroups and relating to Taxes arising during the Affiliated Period, shall be retained for as long as such records may be material to the determination of liabilities or refunds of such Taxes and shall be made reasonably available to the other party upon request during normal business hours for inspection and copying. Prior to destroying any such records, the party in possession thereof shall notify the other of such intent and shall offer to deliver such records to the other.

                                  ARTICLE VII
                                   CARRYBACKS

     7.1   Carrybacks.  Unless ELECTRONICS in its sole and absolute discretion
           ----------
consents thereto, or unless specifically required by law, neither TECHNOLOGIES nor any member of the TECHNOLOGIES Subgroup shall carry back any losses or credits arising after the Affiliated Period to a taxable year occurring during the Affiliated Period, and TECHNOLOGIES and each member of the TECHNOLOGIES Subgroup shall make any elections and take all such action necessary to avoid any such carryback. Even if a carryback is required by law, ELECTRONICS shall make no payment to TECHNOLOGIES and TECHNOLOGIES shall be entitled to no refund to the extent that the use of such carryback prevented ELECTRONICS or any member of the ELECTRONICS Subgroup from using a credit or loss which it would otherwise use in the year or years to which the TECHNOLOGIES credit or loss is carried back. In the event that a carryback is not required by law, and ELECTRONICS, in its sole and absolute discretion, consents to such a carryback, then ELECTRONICS sole obligation shall be to make reasonable efforts to prepare and file an amended return based on information supplied to ELECTRONICS by TECHNOLOGIES and, in the event of the collection of any refund as a result thereof, to pay to TECHNOLOGIES the amount thereof (including interest received thereon) attributable to the carryback of such losses and credits. As a condition precedent to any such action by ELECTRONICS, TECHNOLOGIES shall agree to indemnify and hold ELECTRONICS harmless with respect to all costs and expenses incurred in connection therewith and the full amount of any increase in the ELECTRONICS Affiliated Group Taxes, including interest and penalties, arising as a result of such amended return.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1  Counterparts; Entire Agreement; Corporate Power.
          -----------------------------------------------

          (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          (b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereto, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

          (c) ELECTRONICS represents on behalf of itself and each other member of the ELECTRONICS Group and TECHNOLOGIES represents on behalf of itself and each other member of the TECHNOLOGIES Group as follows:

              (i) each such person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute and deliver this Agreement to which it is a party and, subject to receipt of approval of the stockholders of ELECTRONICS of the Distribution, to consummate the transactions contemplated hereby and thereby; and

              (ii) this Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it, enforceable in accordance with the terms thereof.

     8.2  Governing Law.  This Agreement shall be governed by and construed and
          -------------
interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

     8.3  Assignability.  This Agreement shall be binding upon and inure to the
          -------------
benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto or thereto.

     8.4  Third Party Beneficiaries.  Except for the indemnification rights
          -------------------------
under this Agreement of any ELECTRONICS indemnitee or TECHNOLOGIES indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any person except the parties any rights or remedies hereunder, and
(b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement to the extent such provision relates solely to the other party hereto.

     8.5  Notices.  All notices or other communications under this Agreement
          -------
shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

          If to ELECTRONICS, to :


          If to TECHNOLOGIES, to:


     Any party may, by notice to the other party, change the address to which such notices are to be given.

     8.6  Severability.  If any provision of this Agreement or the application
          ------------
thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     8.7  Force Majeure.  No party shall be deemed in default of this Agreement
          -------------
to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of materials, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

     8.8  Publicity.  Prior to the Distribution, each of TECHNOLOGIES and
          ---------
ELECTRONICS shall consult with the other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated by this Agreement and prior to making any filings with any governmental authority with respect thereto.

     8.9  Expenses.  Except as expressly set forth in this Agreement, whether or
          --------
not the Distribution is consummated, all third party fees, costs and expenses paid or incurred in connection with the Distribution will be allocated to the parties on an equitable basis.

     8.10  Headings.  The Article, Section and Paragraph headings contained in
           --------
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.11  Waivers of Default.  Waiver by any party of any default by the other
           ------------------
party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

     8.12  Specific Performance.  In the event of any actual or threatened
           --------------------
default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

     8.13  Amendments.  No provisions of this Agreement shall be deemed waived,
           ----------
amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

     8.14 Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article and Section references are to the Sections to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

     IN WITNESS WHEREOF, the parties hereto have caused this Tax Allocation and Indemnity Agreement to be executed by their duly authorized representatives.

                              ELECTRONICS



                              By:____________________________________

                              Name:__________________________________

                              Title:___________________________________



                              TECHNOLOGIES


                              By:____________________________________

                              Name:__________________________________

                              Title:___________________________________